                                   CERTIFICATE
                                       OF
                             RIGHTS AND PREFERENCES
                                       OF
                                  CLASS A STOCK
                                       OF
                          MEDICAL GRAPHICS CORPORATION


     The undersigned, being the Chairman of Medical Graphics Corporation, hereby certifies that (a) the following resolution was duly adopted on March 25, 1997 by the Board of Directors of such Corporation, acting pursuant to the provision of section 302A.401, subdivision 3 of the Minnesota Business Corporation Act, for the purpose of designating a separate class of the Corporation's authorized stock as "Class A Stock" and fixing the relative rights and preferences of such class, and (b) such resolution has not been subsequently modified or rescinded:

     "RESOLVED, that 500,000 shares of this Corporation's authorized stock shall be designated as "Class A Stock," and the rights, preferences, privileges and restrictions granted to or imposed upon the Class A Stock are as follows:

     (A)  VOTING RIGHTS.

     Each holder of Class A Stock shall have one vote on all matters submitted to the shareholders of this Corporation for each share of Common Stock $.05 par value ("Common Share") which such holder of Class A Stock would be entitled to receive upon the conversion such holder's Class A Stock pursuant to the provisions of subsection (C)(3) of this Certificate. In addition, each holder of Class A Stock shall have the special voting rights which are described in subsection (C)(4) of this Certificate. No holder of any Class A Stock shall have any cumulative voting rights.

     (B)  PREEMPTIVE RIGHTS.

     No holder of Class A Stock shall be entitled as such, as a matter of right, to subscribe for, purchase or receive any part of any class of stock whatsoever, or of securities convertible into or exchangeable for any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend.

     (C)  CLASS A STOCK.

          (1) DIVIDENDS. In the event that this Corporation declares and pays any cash dividends with respect to its Common Shares, the holders of Class A Stock shall be entitled to receive a cash dividend per share equal to the cash dividend that would otherwise be payable with respect to each such share if it had been converted into Common Shares pursuant to the provisions of subsection (C)(3) of this Certificate.

          (2) LIQUIDATION PREFERENCE. In the event of the liquidation, dissolution or winding up of this Corporation, whether voluntary or involuntary, the holders of the Class A Stock shall be entitled to receive in cash, out of the assets of this Corporation, an amount equal to $3.375 per share for each outstanding share of Class A Stock before any payment shall be made or any assets distributed to the holders of this Corporation's Common Shares or any other class of shares of this Corporation; and the holders of the Class A Stock shall not be entitled to share in any other assets of this Corporation thereafter remaining. If, upon any liquidation or dissolution of this Corporation, the assets of the Corporation are insufficient to pay such $3.375 per share for each outstanding share of Class A Stock, the holders of such shares shall share pro rata in any such distribution in proportion to the full amounts to which they would otherwise be respectively entitled.

          (3) CONVERSION RIGHTS. (a) Each share of Class A Stock shall be convertible at the option of the holder thereof into one Common Share of this Corporation, subject to adjustment as provided below. In order to exercise the conversion privilege, a holder of the Class A Stock shall surrender the certificate to the Corporation at its principal office, accompanied by written notice to the Corporation that the holder elects to convert a specified portion or all of such shares. Class A Stock shall be deemed to have been converted on the day of surrender of the certificate representing such shares for conversion in accordance with the foregoing provisions, and at such time the rights of the holder of such Class A Stock, as such holder, shall cease and such holder shall be treated for all purposes as the record holder of Common Shares issuable upon conversion. As promptly as practicable on or after the conversion date, this Corporation shall issue and mail or deliver to such holder a certificate or certificates for the number of Common Shares issuable upon conversion, computed to the nearest one hundredth of a full share, and a certificate or certificates for the balance of the Class A Stock surrendered, if any, not so converted into Common Shares.

          (b) The number of Common Shares issuable upon the conversion of any share of Series A Stock shall be adjusted from time to time to reflect changes in the capital structure of this Corporation, and shall be determined by dividing $3.375 by the conversion price (the "Conversion Price") then in effect. The Conversion Price shall initially be $3.375 and shall be subject to adjustment from time to time as hereinafter provided:


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


               (i) In case this Corporation shall declare a dividend upon its Common Shares payable otherwise than in cash out of earnings or surplus (including a dividend payable in Common Shares), then thereafter each holder of Class A Stock upon the conversion thereof will be entitled to receive the number of Common Shares into which such Class A Stock shall be converted, and, in addition and without payment therefor, the stock or other securities and other property (including Common Shares) which such holder would have received by way of dividends or distributions (otherwise than out of earnings or surplus) if continuously since the record date for any such dividend or distribution such holder (aa) has been the record holder of the number of Common Shares then received, and (bb) had retained all dividends or distributions in stock or securities payable in respect of such Common Shares or in respect of any stock or securities paid as dividends or distributions and originating directly or indirectly from such Common Shares.

              (ii) In case this Corporation shall at any time subdivide or split its outstanding Common Shares into a greater number of shares, the Conversion Price in effect immediately prior to such subdivision or split shall be proportionately reduced, and conversely, in case the outstanding Common Shares of this Corporation shall be combined into a smaller number of shares, the Conversion Price in effect immediately prior to such combination shall be appropriately increased.

             (iii) If and whenever this Corporation shall (a) issue or sell any of its Common Shares for a consideration per share less than the Conversion Price then in effect, (b) issue or sell warrants, options or other rights to acquire its Common Shares at a price less than the Conversion Price then in effect, or (c) issue or sell any other securities that are convertible into its Common Shares for a purchase or exchange price less than the Conversion Price then in effect, other than (i) shares subject to options and warrants outstanding as of the date hereof, and (ii) shares issued pursuant to the Corporation's Employee Stock Purchase Plan or any subsequent employee stock purchase plan adopted pursuant to Section 423 of the Internal Revenue Code of 1986, as amended, at prices lower than the Conversion Price, then, forthwith upon such issuance or sale, the Conversion Price in effect immediately prior to such issuance or sale shall be reduced to the purchase price or conversion or exchange price at which such issuance or sale is effected.

              (iv) Upon any adjustment of the Conversion Price, then and in each such case this Corporation shall give written notice thereof, by first-class mail, postage prepaid, addressed to the registered holders of the Class A Stock at the addresses of such holders as shown on the books of this Corporation, which notice shall state the Conversion Price resulting from such adjustment and the increase or decrease, if any, in the number of shares receivable at such price upon the conversion of the Class A Stock, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

          (c) In case any time:


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


              (i) this Corporation shall pay any dividend payable in stock upon its Common Shares or make any distribution (other than regular cash dividends) to the holders of its Common Shares; or

             (ii) this Corporation shall offer by subscription pro rata to the holders of its Common Shares any additional shares of stock of any class or other rights; or

            (iii) there shall be any capital reorganization, reclassification of the capital stock of this Corporation, or consolidation or merger of this Corporation with, or sale of all or substantially all of its assets to another Corporation; or

             (iv) there shall be a voluntary or involuntary dissolution, liquidation or winding up of this Corporation;

          Then, in any one or more of said cases, this Corporation shall give written notice, by first-class mail, postage prepaid, addressed to the holders of the Class A Stock at the addresses of such holders as shown on the books of this Corporation, of the date on which (aa) the books of this Corporation shall close or a record shall be taken for such dividend, distribution or subscription rights, or (bb) such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up shall take place, as the case may be. Such notice shall also specify the date as of which the holders of Common Shares of record shall participate in such dividend, distribution or subscription rights, or shall be entitled to exchange their Common Shares for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding up, as the case may be. Such written notice shall be given at least 20 days prior to the action in question and not less than 20 days prior to the record date or the date on which this Corporation's transfer books are closed in respect thereto.

     (4) VOTING RIGHTS. Except as otherwise required by law, so long as any shares of the Class A Stock remain outstanding, this Corporation shall not, without the vote or written consent by the holders of at least one half of the Class A Stock, voting together as a single class (a) participate in any reorganization, transfer of a substantial portion of its assets, consolidation, plan of exchange, or merger or acquisition (except for a mere reincorporation); or (b) authorize or issue any (i) preferred shares or (ii) shares of stock having priority over the Class A Stock or ranking on a parity therewith as to the payment of distribution of assets upon the liquidation or dissolution, voluntary or involuntary, of this Corporation; or (c) amend the Articles of Incorporation of this Corporation or this Certificate so as to alter any existing provision of this Certificate relating to the Class A Stock.


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


     RESOLVED, FURTHER, that the appropriate officers of this Corporation are authorized and directed to file a Certificate containing the foregoing resolution with the Secretary of State of Minnesota in accordance with the applicable provisions of the Minnesota Business Corporation Act."

     IN WITNESS WHEREOF, the undersigned have executed this certificate as of the 31st day of March 1997.


                         MEDICAL GRAPHICS CORPORATION



                         By: /s/ Mark W. Sheffert, Chairman
                             --------------------------------
                             MARK W. SHEFFERT, CHAIRMAN



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